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                                                                   EXHIBIT 10.65


                             TENNECO INC. THREE YEAR
                   LONG TERM PERFORMANCE UNIT AWARD AGREEMENT


March 6, 2007

Dear Participant:

Pursuant to the provisions of the Tenneco Inc. (the "Company") 2006 Long-Term Incentive Plan (the "Plan"), you were granted an Award (the "Award") of 1,840 Long Term Performance Units (the "Units"), on March 6, 2007. The Award covers calendar years 2007, 2008 and 2009 (the "Performance Period").

     1.   Defined Terms.

          (a) "Total Shareholder Return or TSR" means, as to any given calendar year, the amount (expressed as a percentage) equal to (i) (A) the closing sales price of a share of the Company's common stock on the New York Stock Exchange ("NYSE") on the last business day of such year, minus (B) the closing sales price of a share of the Company's common stock on the NYSE on the first business day of such year, plus (C) the amount of any dividends per share of the Company's common stock declared during such year and paid, divided by (ii) the closing sales price of a share of the Company's common stock on the NYSE on the first business day of such year

          (b) "Three Year Annualized TSR" means the sum of the TSR for each of 2007, 2008 and 2009, divided by three."

          (c) "Stock Price" means the average of the closing prices of the Company's common stock on the NYSE for each of the ten NYSE trading days immediately following the Company's public announcement of its results of operations for the last year of the Performance Period (the "Average Period").

     2.   Performance and Award Settlement.

          (a) If the Company's Three Year Annualized TSR is a positive number, on December 31 of the last year of the Performance Period you will earn that amount of your Units that is equal to (i) the number of Units, multiplied by (ii) the Unit Payout Modifier as defined in and determined pursuant to Exhibit A to this Award; provided, however, that the maximum Unit Payout Modifier shall be 1.16. If the Company's Three Year Annualized TSR does not exceed zero, you will not earn any of your Units.

          (b) Following the end of the Performance Period, the Company will pay you cash in an amount equal to the total number of Units represented by this Award which you earned for the Performance Period, if any, times the cash value of one share of common stock of the Company. The cash value of a share of the Company's common stock will be equal to the Stock Price. The payment will be made no later than the next regularly scheduled payroll payment date that is at least five business days after the end of the Average Period; provided, however, that if the Company fails to announce publicly its results of operations for the final year in the Performance Period before February 15 of 2010, you may elect to receive your payment for the Performance Period on February 20 of 2010 based on an Average Period equal to the ten NYSE trading days ending two business days before that February 20.

          (c) The provisions of this Paragraph 2 are subject to the provisions of any written employment agreement you may have with the Company and the Tenneco Inc. Change In Control Severance Benefit Plan for Key Executives or any successor thereto (as the same may be amended from time to time, the "Severance Plan").


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     3.   Committee Discretion to Amend Award.

          The Committee may amend or terminate this Award at any time in its sole discretion (a) to exercise downward discretion in the amount payable under this Award if the Committee determines that the payout yielded or that would be yielded by this Award for the Performance Period does not accurately reflect the Company's performance for the Performance Period because the payout is too great, (b) to reflect changes in the number of outstanding Long Term Performance Units (and similar awards) of the Company outstanding for the Performance Period (as compared to the number of such outstanding awards at the time when this Award Agreement was issued), and
     (c) to reflect the effects of any corporate transaction as contemplated by the Plan. Notwithstanding the foregoing, the Committee may not amend or terminate this Award in a manner that adversely impacts your payment under this Award (x) at any time after your employment by Tenneco Inc. and its Subsidiaries terminates due to your Retirement, death or Total Disability (each as defined below), (y) if you have a separate employment agreement with the Company, at any time after your employment by Tenneco Inc. and its Subsidiaries terminates (whatever the reason), or (z) if you participate in the Severance Plan, at any time during which an amendment or termination of the Severance Plan would not be permitted by its terms.

     4.   Retirement, Death and Total Disability.

          Notwithstanding anything to the contrary contained herein or in any written employment agreement you may have with the Company (subject, however, to any applicable provisions of the Severance Plan and the provisions hereof related thereto), if your employment by Tenneco Inc. and its Subsidiaries terminates on or before the end of the Performance Period as a result of your Retirement, death or Total Disability, (A) you will be deemed to have earned 100% of the Units initially assigned to you under this Award and (B) within 60 days following such termination, you or your beneficiary will be entitled to receive a cash payment equal to the total number of Units initially assigned to you under this Award times the cash value of one share of common stock of the Company (which shall be equal to the average of the closing sales prices of the Company's common stock on the NYSE for the ten trading days immediately following such termination) and such amount shall be pro rated based upon your number of full months employed during the Performance Period as a percentage of the number of months in the Performance Period. For purposes hereof, the term "Retirement" means termination of your employment after you have met the eligibility requirements for early or normal retirement as established in accordance with the retirement plan of the Company or its Subsidiaries covering you at the time such termination occurs and the term "Total Disability" means your permanent and total disability as determined under the rules and guidelines established by the Company in order to qualify for long-term disability coverage under the Company's long-term disability plan in effect at the time of such determination.

     5.   Termination in Other Circumstances.

          Notwithstanding anything to the contrary contained herein (subject, however, to any applicable provisions of the Severance Plan or any written employment agreement you may have with the Company and the provisions hereof related thereto), if your employment with Tenneco Inc. and its Subsidiaries terminates on or before the end of the Performance Period other than as a result of your Retirement, death or Total Disability, you will forfeit the Units evidenced by this Award, unless the Committee determines otherwise.

     6.   Fair Market Value Payment in Certain Cases.

          If you are entitled to receive payment for the fair market value of this Award pursuant to the Plan or the Severance Plan, that fair market value will be equal to, at least, the amount you would have received hereunder (based on the then-current fair market value of the Company's common stock as determined by reference to the average closing prices therefor on the NYSE for the ten trading days prior to the date on which you become entitled to payment) as if (1) your service had continued through the end of the Performance Period and (2) you had earned 100% of your Units.

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     7.   Withholding Taxes.

          As set forth in the Plan, the Company shall be entitled to withhold from any payment due hereunder an amount sufficient to satisfy any federal, state, local or other withholding taxes.

     8.   Miscellaneous.

          As a condition of this Award, you are required to execute the acknowledgment at the bottom of the enclosed copy of this Award notice and return the acknowledged copy of this Award notice to the Human Resources Department of Tenneco Inc. not later than [DATE], [2007]. By accepting this Award, you agree and acknowledge that you have received and read the copy of the Plan and that you accept this Award subject to the terms and conditions of the Plan. The Units are transferable only by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or by designation of beneficiary in the event of death (enclosed). This Award is subject to all the definitions, terms and conditions of the Plan, a copy of which is enclosed. To the extent any provision of this Award conflicts with applicable law, the Committee shall have the discretion to modify or amend this Award, or adopt additional terms and or conditions, as may be deemed necessary or advisable in order to comply with the local, state, federal or foreign laws and regulations of any jurisdiction. For purposes of the Severance Plan, this Award shall constitute "Stock Equivalent Units" to the extent the Severance Plan is applicable to you (provided, however, that the operation of the Severance Plan and Section 6 of the Plan shall not result in any duplication of payment to you). In the event of any discrepancy between the provisions of the Plan and this or any other communication regarding the Plan, the provisions of the Plan control. This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and you and your permitted transferees, on the other hand.

                                                    TENNECO INC.:


                                                    By:
                                                       -------------------------
                                                    Name:
                                                         -----------------------
                                                    Title:
                                                          ----------------------


EMPLOYEE:

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